Exhibit 2.2
EXECUTION VERSION
AMENDMENT TO REORGANIZATION AGREEMENT
This Amendment (this “Amendment”) to the Reorganization Agreement, dated as of July 21, 2020, by and among Rocket Companies, Inc., a Delaware corporation (“RocketCo”), RKT Holdings, LLC, a Michigan limited liability company (“Holdco”), Rock Holdings Inc., a Michigan corporation (“RHI”) and Daniel Gilbert (“Gilbert”), is entered into by RocketCo, Holdco, RHI and Gilbert and effective as of August 5, 2020.
WHEREAS, RocketCo, Holdco, RHI and Gilbert previously entered into that certain Reorganization Agreement on July 21, 2020; and
WHEREAS, in accordance with Section 4.1 of the Reorganization Agreement, RocketCo, Holdco, RHI and Gilbert desire to amend the Reorganization Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree to amend the Reorganization Agreement as follows:

1.Defined Terms. Capitalized terms used in this Amendment without definition shall have the meanings assigned to such terms in the Reorganization Agreement.
2.Definition of “Class D Number”. The defined term “Class D Number” in Section 1.1 of the Reorganization Agreement is amended and restated in its entirety as follows:

“Class D Number” means 1,883,279,483.
3.References to the Reorganization Agreement. After giving effect to this Amendment, each reference in the Reorganization Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Reorganization Agreement shall refer to the Reorganization Agreement as amended by this Amendment; provided, that references in the Reorganization Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to the date of July 21, 2020.
4.Miscellaneous. Except as otherwise expressly set forth herein and therein, this Amendment and the Reorganization Agreement, together with the Reorganization Documents, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Except as specifically amended by this Amendment, all of the terms, covenants and other provisions the Reorganization Agreement, as amended by this Amendment, are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. The terms and provisions of Article IV of the Reorganization Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

RKT HOLDINGS, LLC
By:	/s/ Angelo Vitale
Name: Angelo Vitale
Title: General Counsel and Secretary

ROCKET COMPANIES, INC.
By:	/s/ Angelo Vitale
Name: Angelo Vitale
Title: General Counsel and Secretary

ROCK HOLDINGS INC.
By:	/s/ Matthew Rizik
Name: Matthew Rizik
Title: Chief Financial Officer and Treasurer

/s/ Daniel Gilbert
DANIEL GILBERT